Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

ResMed Inc.:

We consent to the use of our reports dated August 20, 2009, with respect to the consolidated balance sheets of ResMed Inc. and subsidiaries as of June 30, 2009, and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2009, incorporated by reference herein.

/s/ KPMG LLP

San Diego, California
January 25, 2010